Exhibit 99.1

Nightfood Sleep-Friendly Snacks Coming Soon to Select BWHSM Hotels Properties in the U.S.

Tarrytown, NY, September 12, 2023 – Nightfood, Inc. (OTCQB: NGTF), the company pioneering the sleep-friendly nighttime snack category, announced today that its products will soon be available at participating BWH Hotels’ Best Western®-branded properties in the United States.

BWH Hotels is a leading global hospitality enterprise comprised of three hotel companies including WorldHotels™, Best Western® Hotels & Resorts and SureStay Hotels®. The global enterprise boasts approximately 4,300 hotels in over 100 countries and territories worldwide, with 19 unique brands across every chain scale segment, from economy to luxury.

“It’s exciting to see the iconic Best Western brand, which is part of the BWH Hotels enterprise, take a leadership position on wellness and sleep quality by making Nightfood snacks available to its hotels in the U.S.,” commented Nightfood CEO Sean Folkson.

Sleep and nutrition experts warn consumers that unhealthy food choices can directly impair sleep quality. A recent survey conducted by third-party research firm Centiment on behalf of Nightfood and Hotels Magazine reveals that frequent travelers view typical hotel lobby market snack assortments as generally unhealthy and would prefer access to better-for-you snack options while traveling.

“At BWH Hotels, our hoteliers are united by our deep commitment to delivering exceptional experiences and exceeding guest expectations with every stay,” remarked Priscilla Nesbitt, BWH Hotels’ North American purchasing director. “We’re excited about the opportunity to support better nutrition and better sleep for our guests directly from the lobby marketplace with sleep-friendly Nightfood snacks.”

Nightfood Management believes every hotel with a lobby market can benefit from offering sleep-friendly snacks for their guests.

Added Folkson, “as the hotel industry continues to seek ways to support guest wellness, we expect sleep-friendly snacks to become an industry standard in hotel lobby markets everywhere.”

About Nightfood

What you eat before bed matters.

Nightfood is pioneering the category of sleep-friendly nighttime snacks.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat, sugar, and calories consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is focused on establishing widespread national distribution of Nightfood ice cream, cookies, and other snack formats in the high-margin hotel vertical.

Hotels are increasingly focused on supporting guest wellness, and one way to do that is by offering healthier and sleep-friendly snacks in their grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, expanding distribution into a significant number of those hotels is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

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About BWH℠ Hotels

BWH Hotels is a leading global hospitality enterprise comprised of three hotel companies including WorldHotels™, Best Western® Hotels & Resorts and SureStay Hotels®. The global enterprise boasts approximately 4,300 hotels in over 100 countries and territories worldwide. With 19 unique brands across every chain scale segment, from economy to luxury, BWH Hotels suits the needs of developers and guests in every market as each brand offers its own personality and style. For more information visit bwh.com.

Forward Looking Statements:

This current press release contains “forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers, hotel chains and possibly airlines, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets, hotel chains and possibly airlines, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang

simon@nightfood.com

888-888-6444, x7

Investor Contact:

Stuart Smith

investors@nightfood.com

888-888-6444, x3